Exhibit 99.1

NEWFIELD ANNOUNCES PRELIMINARY IMPACT OF
HURRICANE RITA

FOR IMMEDIATE RELEASE

HOUSTON - September 27, 2005 -- Newfield Exploration Company (NYSE:NFX) today announced initial findings of an aerial survey of its operations in the Gulf of Mexico. Three production platforms were lost in Hurricane Rita - South Marsh Island 49 “B”, East Cameron 151 “C” and East Cameron 286 “B.” Combined net production from the three facilities was 5.6 MMcfe/d. All other Newfield operated structures flown over appear to be intact. Over the next several days, boats and helicopters will better assess damages and begin the repair process.

In preparation for Hurricane Rita, Newfield began shutting in production on September 20, and since that time approximately 2.0 Bcfe has been deferred. Approximately 320 MMcfe/d net remains shut-in today. Operations are now being resumed from fields unaffected by the storm if pipelines will permit the resumption of production. Newfield will provide more detailed information upon the completion of ongoing assessments.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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